seedinvest

SEEDINVEST INVITES YOU TO A

New York Startup Pitch Night

FEATURING COMPANIES RAISING ON SEEDINVEST

Wednesday, August 7th
6pm-8pm ET
New York City

RSVP

You're Invited to a Summer Investor Event

Please join a group of select Tri-State investors for an evening of startup presentations and networking.

Companies presenting include:

Arival: The fintech bank for a new generation of SMEs

Winc: Direct-to-consumer subscription club making wine discovery easy

Monogram Orthopaedics: Robotics for high precision implants

Thuzio: Events & media company celebrating athletes and sports moments

& more

Wednesday, August 7th
6pm-8pm ET
Location information to follow

Guests are welcome. Food and drinks will be served.
Please RSVP at your earliest convenience as space is limited.

RSVP

BY INVITATION ONLY

Presenters Include

Tiki Barber
Co-Founder | Thuzio

Benjamin Sexson
CEO | Monogram Orthopaedics

Jeremy Berger
Co-Founder | Arival

Brian Smith
Co-Founder | Winc

Ryan Feit
Co-Founder & CEO | SeedInvest

& more...

Thuzio is offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has filed a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained here: https://www.seedinvest.com/thuzio

Monogram Orthopaedics Inc is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained here: https://www.seedinvest.com/monogram

Arival is offering securities under Rule 506(c) of Regulation D through SI Securities. Additional information may be obtained here: https://www.seedinvest.com/arival

Winc is Testing the Waters to gauge market demand from potential investors for an offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (The Commission) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an offering statement that has been qualified by The Commission.

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